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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of The Allstate Corporation on Form S-8 of our reports dated February 5, 2003 (which report refers to the change in The Allstate Corporation's method of accounting for goodwill and other intangible assets), appearing in or incorporated by reference in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2002, and our report dated May 15, 2002, appearing in the Annual Report on Form 11-K of The Savings and Profit Sharing Fund of Allstate Employees for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP
Chicago, Illinois May 22, 2003

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INDEPENDENT AUDITORS' CONSENT